Exhibit 99-1

Energy East Corporation Announces First Quarter 2007 Financial Results

Portland, Maine, May 3, 2007 - Energy East Corporation (NYSE: EAS) today announced its first quarter 2007 financial results. Earnings per basic share for the first quarter 2007 were $0.90 compared to $0.91 per share earned in the first quarter 2006.

While earnings were relatively consistent on a year-over-year basis, several key factors affected results:

  Favorable year-over-year weather drove increased retail sales in both the electricity and natural gas delivery businesses. Heating degree days during the first quarter of 2007 were near normal levels, but were approximately 13% higher than the first quarter 2006, when weather was relatively mild. Weather helped drive a 3% increase in retail electric sales and a 10% increase in retail natural gas sales. This resulted in $0.04 per share benefit from electric margins and an additional $0.05 per share in natural gas margins
  Absent sales increases, electric margins reduced earnings per share $0.15 for the quarter due largely to the August 2006 New York State Electric and Gas (NYSEG) rate order
  Interest costs declined by $0.04 per share on a year-over-year basis driven by lower carrying costs on regulatory liabilities and savings from debt refinancings completed in 2006
  Year-over-year operating and maintenance (O&M) expenses were down $0.01 per share. This was driven by lower storm costs which were partially offset by small increases in other O&M items

For the 12 months ended March 31, 2007, Energy East earned $1.77 per share compared to $1.60 for the 12 months ended March 31, 2006.

Major positive drivers of this increase were:

  Higher margins on electricity and natural gas sales, primarily driven by favorable weather, which benefited earnings by $0.13 per share
  Lower income tax expense of $0.07 per share
  Benefits from insurance settlements of $0.04 per share received in the fourth quarter of 2006
  The fourth quarter 2005 write down of the South Glens Falls generating facility of $0.05 per share
  Other small improvements in O&M and interest expense totaling $0.03 per share

Partially offsetting those favorable items were the following factors:

  Higher storm and flood costs of $0.03 per share
  Higher bad debt expense, primarily for the natural gas distribution subsidiaries, of $0.07 per share
  A $0.05 write off of unamortized expense resulting from the redemption of junior subordinated debt securities and associated trust preferred securities in the third quarter of 2006

In addition to this news release, supplemental financial information and the Form 10-Q to be filed today are available in the Financial Information section of the Energy East website at www.energyeast.com.

Energy East is a respected super-regional energy services and delivery company serving about 3 million customers throughout upstate New York and New England. By providing outstanding customer service and meeting customers' energy requirements in an environmentally friendly manner, Energy East will continue to be a valuable asset to the communities we serve.
Contact:	Marc Siwak Director - Investor Relations 207-688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended March 31,	2007	2006	2007	2006

(Thousands, except per share amounts)
Operating Revenues	$1,713,738	$1,696,554	$5,247,849	$5,357,819

Operating Expenses
Electricity purchased and fuel used in generation	474,126	466,731	1,827,865	1,847,907
Natural gas purchased	580,881	553,543	1,186,790	1,303,227
Other operating expenses	193,723	186,106	803,967	801,448
Maintenance	40,818	52,464	206,853	207,653
Depreciation and amortization	68,799	69,404	281,963	278,700
Other taxes	75,713	73,865	251,682	252,105

Total Operating Expenses	1,434,060	1,402,113	4,559,120	4,691,040

Operating Income	279,678	294,441	688,729	666,779
Other (Income)	(8,955)	(10,400)	(44,681)	(37,849)
Other Deductions	3,231	4,017	23,792	13,268
Interest Charges, Net	68,401	78,720	298,505	297,880
Preferred Stock Dividends of Subsidiaries	282	282	1,129	1,281

Income Before Income Taxes	216,719	221,822	409,984	392,199
Income Taxes	83,425	88,581	150,099	156,491

Net Income	$133,294	$133,241	259,885	$235,708

Total Earnings per Share, basic	$.90	$.91	$1.77	$1.60

Total Earnings per Share, diluted	$.90	$.90	$1.76	$1.60

Dividends Paid per Share	$.30	$.29	$1.18	$1.13

Average Common Shares Outstanding, basic	147,517	147,034	147,082	147,004

Average Common Shares Outstanding, diluted	148,406	147,679	147,896	147,594

Energy East Corporation
Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended March 31	2007	2006	2007	2006

Electricity (thousands of megawatt-hours)
Residential	3,427	3,300	12,252	12,499
Commercial	2,461	2,239	9,852	9,665
Industrial	1,595	1,781	6,963	7,364
Other	598	532	2,295	2,179

Total retail	8,081	7,852	31,362	31,707
Wholesale	1,935	2,503	8,749	9,985

Total	10,016	10,355	40,111	41,692

Natural Gas (thousands of dekatherms)
Residential	38,687	33,834	75,489	74,095
Commercial	12,416	11,138	25,182	24,775
Industrial	1,536	1,497	3,568	3,747
Other	4,397	3,509	13,780	11,017
Transportation of customer-owned gas	26,484	25,609	78,193	80,430

Total retail	83,520	75,587	196,212	194,064
Wholesale	351	46	416	580

Total	83,871	75,633	196,628	194,644

Energy East Corporation
Weather Statistics - (Unaudited)
	Three Months

Periods Ended March 31	2007	2006	Normal

New York
Heating-degree days	3,347	2,989	3,411
Colder than prior year	12%
(Warmer) than normal	(2%)

New England
Heating-degree days	3,180	2,814	3,175
Colder than prior year	13%
Colder than normal	-